Exhibit 10.22 CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

Hologram Agreement

This agreement is dated as of this 28 day of February 2003, (the “Agreement”) by and between MasterCard International Incorporated, a Delaware corporation with offices at 2000 Purchase Street, Purchase, New York 10577-2509 (“MasterCard”), and American Bank Note Holographics, Inc., a Delaware corporation with offices at 399 Executive Blvd., Elmsford, NY 10523 (“ABNH”).

The parties to this Agreement, in consideration of the mutual promises, convenants, and conditions set forth herein, agree as follows:

1.0	Manufacture of Holograms; Term of Agreement

	1.1	For so long as this Agreement is in effect, MasterCard shall have the right from time to time and on a non-exclusive basis, as elsewhere described herein, to order the manufacture of holograms by ABNH and to purchase such manufactured holograms from ABNH in accordance with the terms of this Agreement.

	1.2	For so long as this Agreement is in effect, ABNH agrees to accept all orders by MasterCard for the manufacture of holograms and to manufacture and sell such manufactured holograms to MasterCard in accordance with the terms of this Agreement.

	1.3	This Agreement shall be effective as of the date first set forth above and shall remain in effect for a period of five years from such date, unless terminated earlier or extended as provided herein (the “Term”). The Term of this Agreement shall be automatically extended for successive periods of two (2) years unless (i) not less than six (6) months prior to the end of the then applicable termination date of the Agreement, either party notifies the other party in writing that the Agreement shall terminate at the end of such period; or (ii) the Agreement is terminated as otherwise provided herein.

	1.4	MasterCard shall have no obligation to order any minimum or particular quantity of holograms from ABNH. MasterCard shall purchase from ABNH no less than 80% of MasterCard’s annual hologram volume requirements. MasterCard may, at its discretion, utilize a second supplier to produce up to 20% of MasterCard’s annual hologram volume (the “Second Supplier”). Pursuant to the terms of Section 20 hereof, in certain specific circumstances, MasterCard has the right to appoint the Second Supplier as its contingent supplier and to procure up to 100% of its hologram requirements from such contingent supplier. MasterCard and ABNH hereby agree that the Second Supplier and such contingent supplier shall be Crane & Co., Inc. of Dalton, MA (“Crane”). MasterCard and ABNH further agree that (i) ABNH shall use its good faith efforts to assist Crane in fulfilling its function as Second Supplier, (ii) the Second Supplier shall supply all finished holograms it produces on behalf of MasterCard to ABNH and will bill ABNH for those holograms or services, and (iii) ABNH will in turn sell such holograms to MasterCard and handle all hologram shipping, logistics, quality control and fulfillment to MasterCard’s designated card manufacturers, and will bill MasterCard for all of the holograms in accordance with the terms of this Agreement.

	1.5	Subject to the terms of this Agreement and in order to permit the Second Supplier and the contingent supplier to comply with the provisions of this Agreement, ABNH hereby grants to MasterCard a non-exclusive, royalty-free license under ABNH’s patents, licenses, and other proprietary rights covering the production of the MasterCard holograms to make, use and sell such MasterCard holograms throughout the world. Such license shall include the right to sublicense third parties only to produce and sell MasterCard to MasterCard holograms. The terms of this license and any sublicense shall not extend beyond the production of the MasterCard holograms and only to production of such holograms for MasterCard’s account.

2.0	Specifications of Holograms

	2.1	ABNH shall manufacture holograms for MasterCard in accordance with such specifications as may be agreed upon by the parties from time to time. As of the date of this Agreement, sundry hologram specifications, (including the “MICRO GLOBES” hologram (silver foil and gold foil specifications)) have been agreed upon by the parties. All such agreed-upon specifications are set forth in Exhibit A hereto and incorporated herein.

	2.2	Any change in a hologram specification set forth in Exhibit A and any new hologram specification shall be agreed to in writing by the parties hereto, which writing shall be dated and signed by representatives of each party and shall be incorporated by reference into this Agreement. Hologram specifications may be applicable to any payment device that bears a trademark or service mark of MasterCard, including, by way of example and not limitation, credit cards, debit cards, ATM cards and chip cards.

	2.3	If a new or changed hologram specification is for a new origination (i.e., a different image to appear in the hologram but no additional features in the hologram) which, in all other material respects complies with all specifications already agreed upon by the parties hereto, then such new or changed hologram specification shall be deemed a ‘modified’ hologram for the purposes of this Agreement and the price per hologram shall be unaffected by such new or changed specification.

	2.4	If a new or changed hologram specification is not for a new origination (i.e., anything other than a different image to appear in the hologram),

then such a new or changed hologram specification shall be deemed a “New Hologram” for the purposes of this Agreement

2.5	ABNH shall inform MasterCard promptly of any new processes, techniques, methods, alternatives or devices for the production, application or use of holograms that have applicability to payment cards that it develops or obtains the right to employ (unless, prior to the effective date hereof, and only for so long as such a restriction is in effect, ABNH is restricted from such disclosure to MasterCard as a result of any third party agreement which was entered in connection with third party development efforts, efforts undertaken by such third party directly or by ABNH under contract with ABNH, or research and development efforts funded by a third party), and shall offer to make any such new processes, techniques, methods, alternatives or devices permitted to be disclosed available to MasterCard [*].

2.6	Should MasterCard consider a New Hologram specification for a hologram to be manufactured by ABNH, MasterCard shall provide to ABNH such information with respect thereto as MasterCard then has available and, within a reasonable time thereafter, ABNH shall advise MasterCard of the proposed price or change in price for the sale of such a New Hologram.

2.7	In the event MasterCard requests a New Hologram, and such New Hologram [*]. All work in progress at the time of such agreement shall be completed in accordance

*	Confidential

with the original specifications. The parties shall coordinate their efforts to minimize inventory under discontinued specifications at the time any specifications are changed.

	2.8	Subject to Section 2.2 above, during the Term, MasterCard agrees to offer ABNH an opportunity to produce all hologram design changes, modified holograms and new holograms MasterCard desires to use for credit, debit, ATM, bank and smart cards and other payment products. All such production and the prices and conditions of sale thereof shall be subject to this Agreement.

	2.9	MasterCard agrees to provide ABNH not less than nine (9) months advance written notification of the effectiveness of any decision (i) to discontinue or abandon any hologram then manufactured by ABNH; and (ii) to require MasterCard members to use on payment products any new or changed hologram.

3.0	Orders

	3.1	MasterCard may place orders for holograms during the Term of this Agreement in amounts of not less than [*] holograms per order. ABNH agrees to complete manufacture of any such order at a rate of delivery to be mutually agreed upon at the time of the order, but in any event, upon MasterCard’s request, to deliver holograms at a rate of not less than [*] holograms per month, beginning in the month after the order is placed.

4.0	Plates and Images

	4.1	ABNH has previously provided MasterCard one (1) Nickel Master Plate of the MICROGLOBES hologram ([*]) and MasterCard agrees to be responsible for the security and storage of this ABNH master plate. ABNH acknowledges and agrees that, at all times, MasterCard shall be the exclusive owner of any plate bearing a MasterCard hologram design and ABNH agrees not to use or permit use of any such plate other than at the express written direction of MasterCard and to immediately cease using and not permit use of any such plate if so notified by MasterCard. ABNH shall, at its expense, manufacture and use a new master plate no less frequently than each twelve (12) months and shall promptly provide MasterCard with two (2) such master plates, one each for [*], (manufactured at Huntington Valley, PA) and [*], (manufactured at Dalton, MA). Upon expiration or termination of this Agreement, ABNH shall immediately deliver to MasterCard any and all master plates and any other plates or shims bearing any MasterCard hologram design, and MasterCard shall have the right to use or have used any such plate(s) (subject to ABNH’s retention solely for the purposes of promptly concluding any work-in-process ordered by MasterCard) for any purpose

*	Confidential

whatsoever without thereby incurring or creating any obligation to pay for ABNH or any third party any license, royalty, use or other fee.

	4.2	MasterCard hereby grants to ABNH a non-exclusive, worldwide, royalty-free license to utilize the MasterCard name and logo incorporated into the MICROGLOBES hologram and any additional MasterCard approved designs or specifications contemplated herein, including any MasterCard copyrights, trademarks, logos and the like solely to produce the MICROGLOBES hologram and any additional hologram designs or specifications approved by MasterCard pursuant to Section 2 hereof for the sole purpose of ABNH’s performance of this Agreement. MasterCard shall indemnify ABNH and hold it harmless against any and all damages, losses, claims or demands, including reasonable legal fees, suffered by or made upon ABNH resulting from any alleged infringement of any such copyright, trademark, logo and the like incorporated into the MICROGLOBES hologram and other MasterCard approved holograms.

5.0	Prices for Manufacture

	5.1	During the Term of this Agreement, ABNH shall charge MasterCard the price for holograms set forth below (silver and gold foil). Effective the date first set forth above, ABNH shall charge MasterCard and MasterCard shall pay to ABNH US$[*] per hologram, or US$[*] per standard roll of holograms, with additional price reductions effective for new orders as follows:

Date	Per Image	Per Reel

2002	$[ * ]	$[ * ]
January 1, 2003	$[ * ]	$[ * ]
January 1, 2004	$[ * ]	$[ * ]
January 1, 2006	$[ * ]	$[ * ]

	5.2	Any price paid for holograms by MasterCard to ABNH pursuant to this Agreement includes all license fees, royalties and other fees, including without limitation, under any ABNH patents covering such holograms.

	5.3	MasterCard and ABNH agree to discuss in good faith any separate one-time or special charges that may result from requests to explore design changes, modified and new hologram specifications in addition to those approved as of the date of this Agreement (85/15 and MICROGLOBES).

6.0	Payment for Manufactured Holograms

	6.1	Any order of holograms by MasterCard to ABNH shall be manufactured and stored by ABNH and ABNH shall not invoice MasterCard for such

*	Confidential

	6.2	order until the production of the entire order is satisfactorily completed. Payment by MasterCard to ABNH shall be due no later than forty-five (45)

	6.3	days from the date on which MasterCard receives ABNH’s invoice. Each ABNH invoice to MasterCard pursuant to this Agreement shall be payable

	6.4	only if accompanied by documentation sufficient to enable MasterCard to understand, substantiate and reconcile any charges reflected thereon.

7.0	Prices, Storage and Delivery; Returns

	7.1	During the Term of this Agreement, ABNH shall store all holograms purchased under this Agreement free of charge to MasterCard. ABNH solely shall be responsible to package and ship holograms in accordance with such instructions as MasterCard may provide from time to time. Storage of holograms by ABNH shall be in accordance with the security control procedures set forth as Exhibit B (Hologram Security Procedures) hereto, which Exhibit B is attached hereto and incorporated herein.

	7.2	ABNH shall pay or reimburse any cost related to the return to ABNH of holograms deemed by MasterCard not to be in compliance with the specifications therefore. Any such return shall be in accordance with Section 11.3 of this Agreement. The foregoing notwithstanding, ABNH shall have no obligation to pay any shipping charges in connection with holograms that are returned, but which are in compliance with the specifications, as provided in Section 11.0, below.

8.0	Insurance

	8.1	During the Term of this Agreement, ABNH shall maintain in force an insurance policy or policies with respect to the risks and for the coverage amounts set forth below, each naming MasterCard as an additional insured or loss payee (except MasterCard need not be named additional insured or loss payee under ABHN’s fidelity insurance policy or policies), and ABNH shall promptly, upon execution of this Agreement and annually thereafter, provide to MasterCard evidence thereof:

Risk	Amount

Employee Dishonesty	$[*]
Robbery	$[*]
Burglary	$[*]
Theft	$[*]
Disappearance	$[*]

All of the foregoing insurance may be subject to a deductible amount, which deductible amount shall not exceed $[*] per occurrence, and ABNH shall remain liable for such deductible amount. In addition, holograms will be insured by ABNH for replacement value against fire, flood, or other destruction or damage. All risks in excess of such

*	Confidential

insurance coverage, howsoever arising, shall be for the account of MasterCard of the claimant. ABNH shall give MasterCard immediate notice of cancellation of any of said insurance policies and notice of any alteration of said insurance policies which is materially adverse to MasterCard; and any such cancellation or materially adverse alteration shall entitle MasterCard to terminate this Agreement for reason of breach thereof by ABNH pursuant to Section 14(c) hereof.

	8.2	In the event that such insurance becomes unavailable to ABNH, ABNH shall use its best efforts to provide MasterCard with such alternative risk protection as MasterCard shall reasonably request, taking into account the cost of the insurance that provided the coverage called for herein while it was available; provided, the foregoing shall not affect MasterCard’s absolute right to terminate this Agreement due to ABNH’s failure or inability to maintain required insurance.

	8.3	ABNH shall notify MasterCard immediately in writing of any loss or occurrence arising out of or in any way in connection with performance of this Agreement.

9.0	Limitation of Liability

Unless and except to the extent covered by the insurance described in Section 8.0 hereof, neither party shall be liable to the other for indirect, special, consequential or punitive damages, including, without limitation, for loss of business or loss of business opportunity or for any damage other than direct and ordinary damage. Except for any liability arising pursuant to Section 13.0 hereof, ABNH’s liability to MasterCard for any claim arising in connection with this agreement shall be limited to any amount paid to ABNH for lost, damaged or rejected holograms. ABNH shall have no liability for any losses or damages incurred by MasterCard after ABNH has properly shipped, pursuant to reasonable instructions from MasterCard, holograms called for in this Agreement.

10.0	Force Majeure

In the event a party is unable to fulfill any of its obligations under this Agreement as a result of causes or conditions beyond its reasonable control, such party shall give prompt notice thereof to the other party and such obligations(s) shall be suspended during the continuance of such causes or conditions. Causes or conditions beyond a party’s control shall include (whether in its own facilities or in any other facilities affecting production and delivery of holograms) fires, storms, earthquakes, or any other natural disaster; civil wars, riots, or civil commotions; government priorities or allocations or controls; lockouts, strikes, or other work stoppages; interference or restraint of public authority (whether lawful or not); explosion or accident; epidemics or quarantine restrictions; or any other cause which it cannot provide against by the exercise of reasonable diligence. Notwithstanding the foregoing, if ABNH is unable to produce any of the holograms which have been ordered by MasterCard by reason of any of the causes listed above, upon the request of MasterCard, ABNH shall make all reasonable efforts to produce such holograms at one of ABNH’s other facilities.

11.0	Quality and Security Procedures

11.1	Production and quality control procedures shall be as set forth in Exhibit C (Production and Quality Control Procedures), which Exhibit C is attached hereto and incorporated herein.

11.2	Hologram Specifications shall be as set forth in Exhibit A (“MICROGLOBES” Hologram Specifications), and in Exhibit D (Foil Quality Specifications), which Exhibit D is attached hereto and incorporated herein. Subject to ABNH’s receipt of the written prior approval of MasterCard, which approval shall not be unreasonably withheld, ABNH may change materials or suppliers of materials or services used to manufacture MasterCard holograms; provided, ABNH at all times during the Term shall remain responsible for compliance with this Agreement and Exhibits A, B, C and D hereto.

11.3	ABNH shall accept the return, and reimburse MasterCard for the full price plus prorated original and return shipping costs of reels of holograms that are defective; provided that ABNH shall have no obligation to accept or reimburse MasterCard for any defective reels of holograms that are not returned within [*] from the date the recipient receives the holograms. A reel of holograms shall be deemed “defective” if more than [*] of all holograms on the reels returned to ABNH do not conform to any of the production and quality control standards referenced in Section 11.2 above, or are unusable for any reason that is the fault of ABNH, for example, damage due to defective packaging or handling. ABNH shall review, inspect and record all hologram images returned due to alleged nonconformance with the hologram specifications and ABNH promptly will complete a quality assurance report and provide a copy of that report to MasterCard no later than thirty (30) days after the end of each calendar quarter.

11.4	Security procedures shall be in accordance with the provisions of Exhibit B (Hologram Security Procedures) hereto.

11.5	ABNH grants to MasterCard the right to have MasterCard’s designated representative inspect ABNH’s plant(s), at reasonable intervals during regular business hours and with prior notice to ABNH, to verify the adequacy of security procedures and production facilities throughout the process or production, storage and shipment of holograms.

11.6	Audits — ABNH shall conduct each of the types of audits of holograms described below and promptly thereafter submit audit reports to MasterCard after each audit:

(a) ABNH’s internal auditors

(1) [*].

(2) [*].

(b) External auditors - [*].

*	Confidential

	(c)	MasterCard or its designee shall have the right to conduct, [*].

12.0	Confidentiality

12.1	Each party hereto shall maintain in confidence all confidential and proprietary information disclosed to it by the other party hereunder or under previous agreements between them for the production of holograms and shall refrain from disclosing, using, practicing, or exploiting such confidential information for its own benefit or for the benefit of any third party. Confidential information shall include, but not be limited to, information included in this Agreement pertaining to ABNH’s price for holograms and information contained in Section 14.0 hereof, the Exhibits hereto, any technical information regarding the means of manufacture of holograms and their replication, and any information of any nature which a party shall designate in writing as confidential. Confidential information of MasterCard shall include, but not be limited to, any list of MasterCard card vendors or members, quantities of holograms ordered by MasterCard or by individual card vendors, MasterCard’s By-laws and Rules, MasterCard’s manuals and guides and any information of any nature which MasterCard shall designate in writing as confidential.

12.2	The obligations contained in Section 12.1 hereof shall not apply to any information disclosed or acquired which:

	(a)	Is known to the recipient thereof prior to its disclosure hereunder; or

	(b)	Is subsequently received by such recipient from a third party that is under no obligation to refrain from disclosing the same; or

	(c)	Is, or through no fault of ABNH or MasterCard, as applicable, becomes generally available to the public

	(d)	Is required to be disclosed by law or applicable governmental regulation including without limitation the regulations of the U.S. Securities and Exchange Commission.

13.0	Indemnification

ABNH warrants and represents that any hologram ABNH manufactures for MasterCard shall not infringe any patent rights or other property rights of any third party, except such property rights as may pertain to any MasterCard logo or design and any artwork or other materials provided ABNH by or on behalf of MasterCard and ABNH shall defend MasterCard, indemnify MasterCard and hold MasterCard harmless against any and all damages, losses, claims or demands, including reasonable legal fees, alleged against, suffered by or made upon MasterCard resulting from or relating to any alleged infringement of any such patent rights or other property rights except such property rights as may pertain to any MasterCard logo or design and any artwork or other materials provided ABNH by or on behalf of MasterCard.

*	Confidential

14.0	Termination. This Agreement may be terminated at the election of a party:

	a.	immediately in the event of a voluntary bankruptcy, or appointing of a receiver for, or petition or application of such by the other party, insolvency of a party, assignment for the benefit of creditors by a party, or in the event that a substantial portion of the property of a party is or becomes subject to levy, seizure, assignment or sale for or by a creditor or governmental agency;

	b.	immediately if this Agreement or any material part thereof is declared to be unlawful by a governmental agency, by a final decree of a court of law with competent jurisdiction;

	c.	In the event of a material breach of this Agreement by the other party, including, by way of example and not limitation, the failure of ABNH to manufacture and/or deliver holograms in a timely fashion or the failure of MasterCard to pay ABNH as required, upon sixty (60) days written notice to the breaching party describing the breach; provided, if the breach is cured by the breaching party prior to the expiration of the sixty (60) day notice period, this Agreement shall not terminate.

15.0	Warranties and Representations by ABNH

15.1	ABNH warrants and represents that the insurance coverage of the type set forth in Section 8.0 hereof shall at all times be at least as great as that provided any other hologram customer of ABNH. ABNH further warrants and represents that ABNH shall provide to MasterCard at least as much insurance coverage as ABNH may provide to any of ABNH’s hologram customers.

15.2	ABNH warrants and represents that ABNH shall store MasterCard holograms in at least as secure a manner as ABNH stores any of the holograms ABNH manufactures and at all times in strict conformance with MasterCard’s security requirements, which requirements ABNH acknowledges receipt of.

15.3	[*]

16.0	Assignment

Neither this Agreement, nor any of the rights or obligations hereunder, may be assigned or otherwise transferred by either party hereto, in whole or in party, without the prior written consent of the other party.

17.0	Governing Law

This Agreement shall in all respects be governed, interpreted and enforced in accordance with the internal laws of the State of New York without reference to

*	Confidential

principles and conflicts of law, whose courts sitting in New York County or Westchester County shall have sole jurisdiction in all claims.

18.0	Paragraph Headings

Paragraph headings are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

19.0	Press

Any release issued regarding or related to the subject matter of this Agreement shall be approved and agreed in advance by MasterCard and ABNH.

20.0	Contingency Plan

     (i)  Upon the occurrence of an event (the “Event”) which materially and adversely affects ABNH’s ability to manufacture and distribute the holograms ordered by MasterCard, ABNH shall provide MasterCard with written notice of such event within one business day following the date of its occurrence (the “Event Date”).

     (ii)  Within 10 business days of the Event Date, ABNH shall update MasterCard as to the status of the Event. If ABNH’s ability to manufacture and distribute holograms ordered by MasterCard has not been substantially corrected on or before such tenth business day (the “Plan Date”), ABNH shall provide MasterCard on or before the Plan Date with a written description of the Event and the actions ABNH intends to take to correct the Event and resume the manufacturing and distribution activities contemplated under this Agreement (the “Plan”); such description shall include the date when the Plan is estimated to be completed.

     (iii)  if, on or before the 30th day following the Event Date, ABNH has not notified MasterCard in writing that the Plan has been substantially completed and the Event has been substantially corrected (a) ABNH acknowledges that MasterCard may develop and implement a contingency plan (the “Contingency Plan”) to provide for ongoing hologram manufacture and distribution by the contingent supplier in the event ABNH is unable for any reason (including, but not limited to, Force Majeure as set forth in Section 10 hereof) to manufacture and distribute the holograms ordered by MasterCard, and (b) ABNH shall provide reasonable assistance to MasterCard to develop and implement the Contingency Plan

     (iv)  if, on or before the 60th day following the Event Date, ABNH has not notified MasterCard in writing that the Plan has been substantially completed and ABNH’s ability to manufacture and distribute holograms ordered by MasterCard has been substantially corrected, MasterCard may elect at its option to (a) implement the Contingency Plan, (b) decrease the percentage of its annual hologram volume requirement it purchases from ABNH under this Agreement until such time as the Plan has been substantially completed and the Event substantially corrected, and/or (c) terminate this Agreement upon written notice to ABNH.

21.0	Notices

Any notice given pursuant to this Agreement shall be in writing. Notices in writing shall be deemed sufficient if mailed by registered or certified mail, first class postage prepaid, return receipt requested and addressed to the party at the address below or to such address or in such manner as either party may designate in a written notice to the other. Notices shall be effective upon receipt.

	If to MasterCard:	MasterCard International Incorporated 2000 Purchase Street Purchase New York 10577-2509 Attention: Senior Vice President, Security With a copy to: General Counsel (at the same address)

	If to ABNH:	American Bank Note Holographics, Inc. 399 Executive Blvd. Elmsford, NY 10523 Attention: President and CEO With a copy to:

Fulbright & Jaworski LLP 666 Fifth Avenue New York, NY 10103 Attention: Paul Jacobs, Esq.

22.0	Entire Agreement

This Agreement and the Exhibits hereto, contain the entire agreement between the parties concerning the subject matter hereof and supersede any other prior agreements, whether written or oral. Effective the date first set forth above, that certain Agreement between the parties dated the 1st day of February 1996, and each and all amendments thereto, as well as the Letter Agreement dated October 16, 1984, and any other agreements between the parties pertaining to the subject matter herein, is terminated. The parties agree that as of the date first set forth above, neither party has any obligation to the other party or owes any money to the other party pursuant to the Agreement dated the 1st day of February 1996 or the Letter Agreement dated October 16, 1984, other than the payment by MasterCard for holograms that were sold in the ordinary course in December 2002. Any amendment or modification hereto shall be in writing and signed by both parties hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MASTERCARD INTERNATIONAL INCORPORATED	AMERICAN BANK NOTE HOLOGRAPHICS, INC.

By: /s/ Joel S. Lisker	By: /s/ Kenneth H. Traub

JOEL S. LISKER SENIOR VICE PRESIDENT	KENNETH H. TRAUB PRESIDENT AND CHIEF EXECUTIVE OFFICER

EXHIBIT A

“MICROGLOBES” HOLOGRAM SPECIFICATIONS

1.0	MATERIAL

[*]

2.0	DESIGN

[*]

3.0	DIMENSIONS

[*]

4.0	HOLOGRAM CHARACTERISTICS

[*]

*Confidential

EXHIBIT B

HOLOGRAM SECURITY PROCEDURES

1.0	GENERAL

1.1	The ABNH facility at Huntingdon Valley, Pennsylvania, has been designated as the point of manufacture, storage pending distribution, and distribution of holograms. The ABNH facility at 399 Executive Boulevard, Elmsford, NY may also be utilized as a secondary point of manufacture, storage pending distribution and distribution of holograms, subject to MasterCard’s inspection and approval of such facility for compliance with Exhibits B and C. The Crane facility in Dalton, MA is designated as the Second Supplier manufacturing facility for holograms as set forth in Section 1.4 of this Agreement. ABNH will not permit MasterCard holograms to be manufactured, in whole or in part, or stored pending distribution at any other location without the express prior written consent of MasterCard.

2.0	PRODUCTION AND STORAGE

[*]

3.0	INSPECTION

[*]

4.0	INVENTORY

[*]

5.0	TRANSPORTATION

[*]

6.0	WASTE

[*]

*Confidential

EXHIBIT C

PRODUCTION AND QUALITY CONTROL PROCEDURES

1.0	GENERAL

ABNH throughout the various steps of manufacturing holograms, makes use of sophisticated equipment and trained personnel to achieve a reliable, quality assured product.

2.0	MATERIAL

[*]

3.0	STAMPING (EMBOSSING) DIES

[*]

4.0	MANUFACTURING QUALITY ASSURANCE

[*]

5.0	FINISHED ROLL

[*]

6.0	PACKAGING

[*]

7.0	WASTE DISPOSAL

[*]

*Confidential

EXHIBIT D

FOIL QUALITY SPECIFICATIONS

These specifications, in conjunction with a visual sample control card of maximum acceptable defects, are intended for use with hot stamp application of ABNH MasterCard holographic foil on plastic credit cards. The specifications define the acceptable limits on defects that may arise in foil manufacture and/or hot stamp application.

1.0	Image Effects

[*]

*Confidential